U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 26, 2016

MEDICINE MAN TECHNOLOGIES, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	000-55450	46-5289499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

4880 Havana Street

Suite 102 South

Denver, Colorado 80239

(Address of principal executive offices)

(303) 371-0387

(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Our Press Release relating to the execution of the Term Sheet described above is attached as Exhibit 99.1 and is hereby incorporated.

Item 8.01 Other Events

On July 26, 2016 we executed a non-binding Term Sheet whereby we have reached an agreement to acquire Capital G Ltd, an Ohio limited liability company and its three wholly owned subsidiary companies, Funk Sac LLC, Commodigy LLC, and OdorNo LLC, in consideration for the issuance of an aggregate of 1.3 million shares of our Common Stock. This price may be adjusted based upon the Seller’s debt structure as the acquisition valuation offered is envisioned as being consummated without debt.

The agreement is subject to our due diligence as well as execution of definitive agreements, which shall contain customary representations. Due diligence is expected to be completed within 60 days from the date of the Term Sheet. It is also anticipated that we will retain the services of two of the principals of Capital G Ltd.

Additionally, as an incentive to the Seller we have provided a loan to Capital G Ltd. in the principal amount of $100,000 and have agreed to provide additional loans in the aggregate principal amount of $150,000 including $30,000 upon execution of this Term Sheet and $40,000 on or about August 15th, September 15th, and October 15th unless the Share Exchange is terminated by us or the acquisition is consummated. If terminated by us these loans will be memorialized by convertible notes that may be converted into membership interests in the Seller at our option, or shall be repaid by Seller upon terms to be agreed by the parties.

As previously disclosed in our filings, we are also engaged in discussions with other third parties to acquire them. While no assurances can be provided it is anticipated that we will engage in additional acquisitions in the near future. Each of these proposed acquisitions will be synergistic to our existing business and is intended to continue our efforts to become a national, full service cannabis company.

Item 9.01 Financial Statements and Exhibits

(b) Exhibits. The following exhibits are included in this report:

No.	Description

99.1	Press Release Announcing Execution of Term Sheet

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICINE MAN TECHNOLOGIES, INC.
(Registrant)

Dated: July 29, 2016	By:	/s/ Brett Roper
Brett Roper, Chief Operating Officer

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